Exhibit 10.3

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

In the Matter of	)	Order No.: WN-10-032
)
)
ALASKA PACIFIC BANCSHARES, INC.	)	Effective Date: September 28, 2010
)
Juneau, Alaska	)
OTS Docket No. H3440)

ORDER TO CEASE AND DESIST

WHEREAS, Alaska Pacific Bancshares, Inc., Juneau, Alaska, OTS Docket No. H3440 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Western Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

Cease and Desist.

1.     The Holding Company and its directors, officers, employees, and agents shall cease and desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting of unsafe or unsound practices that

Alaska Pacific Bancshares, Inc.
Order to Cease and Desist

resulted in deteriorating asset quality, ineffective risk management practices, inadequate internal controls, and inadequate oversight and supervision at its wholly owned subsidiary, Alaska Pacific Bank, Juneau, Alaska, OTS Docket No. 04202 (Association).

Capital.

2.     By October 29, 2010, the Holding Company shall submit a consolidated capital plan to preserve and enhance the capital of the Holding Company and the Association (Capital Plan) that is acceptable to the Regional Director. At a minimum, the Capital Plan shall:

(a)    consider the requirements and restrictions imposed by this Order and the Order to

Cease and Desist issued by the OTS against the Association, dated September 28, 2010; and

(b)    detail how the Association shall meet and maintain a Tier 1 (Core) Capital ratio equal to or greater than eight percent (8%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL) and a Total Risk-Based Capital ratio equal to or greater than twelve percent (12%), including a specific description of the method(s) by which additional capital will be raised, if necessary, and an identification of the sources of such capital.

3.     Upon receipt of written notification from the Regional Director that the Capital Plan is acceptable, the Holding Company shall implement and comply with the Capital Plan. Within five (5) days of the Board meeting at which it was adopted, the Holding Company shall provide a copy of the Capital Plan to the Regional Director.

Operations Plan.

4.     Within sixty (60) days, the Holding Company shall submit to the Regional Director for review and comment an Operations Plan that addresses how Holding Company will meet all financial obligations from the present through 2013, including, but not limited to, payments in

Alaska Pacific Bancshares, Inc.
Order to Cease and Desist

connection with capital raised through the Troubled Asset Relief Program, without reliance on dividends from the Association. The Operations Plan shall include, at a minimum, comprehensive pro forma cash flow projections detailing all anticipated sources and uses of funds, including, but not limited to, any scheduled payment obligations of Holding Company related to outstanding debt, operating expenses, and equity issuances, and a timetable for the repayment or redemption of the investment in Holding Company made through the Capital Purchase Program.
5.  Upon written notification from the Regional Director that the Operations Plan is acceptable, the Holding Company shall implement and adhere to the Operations Plan. Within five (5) days of the Board meeting at which it was adopted, the Holding Company shall provide a copy of the Operations Plan to the Regional Director.
6.  Any request to modify the Operations Plan shall be submitted to Regional Director for review and written non-objection at least thirty (30) days prior to the proposed date to implement any such modification.
7.  On a quarterly basis, beginning with the quarter ending December 31, 2010, the Board shall review a report detailing the adequacy of the Operations Plan given the projected financial obligations of the Holding Company and actual operating results, including a detailed description of any deviations from the Operations Plan and a description of the corrective actions or measures that have been implemented or are proposed to address each deviation (Variance Analysis Report).
8.  Within forty-five (45) days after the end of each quarter, beginning with the quarter ending December 31, 2010, the Holding Company shall provide the Regional Director with a copy of each Variance Analysis Report, and the minutes from the Board meeting containing the

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Order to Cease and Desist

Board’s discussion of the Variance Analysis Report, including, if applicable, any Board discussion of possible modifications to the Operations Plan.
Capital Distributions and Stock Repurchases.

9.  Effective immediately, the Holding Company shall not declare, make, or pay any dividends or other capital distributions, or repurchase or redeem any capital stock without receiving the prior written non-objection of the Regional Director. The Holding Company’s written request for such non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment, capital distribution or stock redemption.
10.  Effective immediately, the Holding Company shall not take, directly or indirectly, dividends or any other form of payment representing a reduction in the Association’s capital from the Association without receiving the prior written non-objection of the Regional Director. The Holding Company’s written request for such non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment or capital distribution.
Thrift Oversight.
11.  Effective immediately, the Holding Company shall ensure the Association’s compliance with applicable laws, rules and regulations and all terms and conditions of the Order to Cease and Desist issued by the OTS against the Association, dated September 28, 2010.
Debt Limitations/Restrictions.
12.  Effective immediately, the Holding Company shall not incur, issue, renew, repurchase, or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written notice of non-objection of the Regional Director. The Holding

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Order to Cease and Desist

Company’s written request for such non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of any such proposed action.

Payment Limitations/Restrictions.
13.  Effective immediately, the Holding Company shall make no payments (including but not limited to principal, interest, or fees of any kind) on any existing debt without receiving the prior written non-objection of the Regional Director. The Holding Company’s written request for such non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of any such proposed payment.
Directorate and Management Changes.
14.  Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers1 as set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts/Compensation Arrangements.
15.  Effective immediately, the Holding Company shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or Director of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered such Officer or Director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359.
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1 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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Order to Cease and Desist

Severance and Indemnification Payments.
16.  Effective immediately, the Holding Company shall not make any golden parachute payment2 or prohibited indemnification payment3 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.
Effective Date, Incorporation of Stipulation.
17.  This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
18.  This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
19.  Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.
20.  The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices.
21.  All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
22.  Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first-class U.S.

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2 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
3 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

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mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(a)	To the OTS:
Philip A. Gerbick, Regional Director
Attn: Dale R. Blackburn, Assistant Director
Office of Thrift Supervision, Western Region
101 Stewart Street, Suite 1010
Seattle, WA 98101-2419
Facsimile: (206) 829-2620

(b)	To the Holding Company: William A. Corbus, Chairman Alaska Pacific Bancshares, Inc. 2094 Jordan Avenue Juneau, AK 99801-8046

No Violations Authorized.
23.     Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/Philip A. Gerbick
Philip A. Gerbick
Regional Director, Western Region

Date: See Effective Date on page 1

Alaska Pacific Bancshares, Inc.
Order to Cease and Desist